Exhibit 99.2

Bruker Announces Initiation of Quarterly Dividend

BILLERICA, Mass. — February 22, 2016 — Bruker Corporation (NASDAQ: BRKR) today announced that its Board of Directors has approved the initiation of a dividend policy under which the Company will target a cash dividend to the Company’s stockholders in the amount of $0.16 per share per annum, payable in equal quarterly installments.

The Company’s Board of Directors also declared an initial quarterly cash dividend of $0.04 per share of common stock, payable on March 24, 2016 to stockholders of record as of the close of business on March 4, 2016.

Mr. Anthony Mattacchione, the Company’s Chief Financial Officer, said: “The decision by Bruker’s board of directors to initiate a dividend represents a significant milestone in the Company’s history, as it demonstrates confidence in our growth prospects, free cash flow generation and financial outlook over the long-term, and reinforces our commitment to delivering value to our shareholders.”

Future dividend declarations and the establishment of record and payment dates for future dividend payments, if any, are subject to the Board of Directors’ continuing determination that the dividend policy is in the best interests of the Company’s stockholders. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the expected future level and timing of any dividend payments, the Company’s commitment to paying dividends at any level in the future, and the availability of funds for the payment of dividends. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission, a change in the Company’s dividend policy by the Company’s Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the Company’s dividend at any time) and unanticipated material payment obligations incurred by the Company that decrease the Company’s willingness or ability to pay dividends at the anticipated level and timing, or at all. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The Company expressly disclaims any obligation to update or revise these forward-looking statements, except as otherwise specifically stated by the Company or as required by law or regulation.

Contacts:

Joshua Young

Vice President, Investor Relations

Bruker Corporation

T: +1 (978) 667 — 9580, ext. 1479

joshua.young@Bruker.com